Exhibit 99.1

Contact:
A. Pierre Dubois
Investor Relations and Corporate Communications
BPZ Energy
(281) 752-1240
pierre_dubois@bpzenergy.com

BPZ Energy Announces the Addition of Stephen R. Brand and Jerelyn Eagan to

Board of Directors

Houston, TX – April 3, 2012 – BPZ Energy (NYSE: BPZ) (BVL: BPZ), an independent oil and gas exploration and production company, announced today that Mr. Stephen R. Brand and Ms. Jerelyn Eagan have accepted positions as Independent Directors.  Their appointments are effective immediately.

Mr. Brand has extensive experience in the oil and gas business, starting his career in 1976 as a geologist with Phillips Petroleum Company.  He thereafter served in various roles of increasing responsibility within Phillips Petroleum Company and its successor, ConocoPhillips, including serving as President of its Canada and Australasia businesses. Since 2011, Mr. Brand has served as Senior Executive Advisor and member of the Advisory Board of Welltec A/S, a privately held Danish corporation that develops and provides well technology and related services for the oil and gas industry.  He is also Senior Advisor to Clean Range Ventures, a cleantech venture targeting transformative opportunities in the areas of virtual utilities, resource management, advanced transportation, and low carbon energy.

Mr. Brand is also a member of the Board of Directors of SM Energy, a member of the Accenture Global Energy Board and a member of the Board of Directors of Australian American Chamber of Commerce.  He received his B.A. in geology from the University of Minnesota, Duluth, and received his M.S. and Ph.D. degrees in geology from Purdue University.

Ms. Eagan’s experience includes 30 years with Royal Dutch Shell and Shell Oil Company in the U.S., London and The Hague, Netherlands in various roles such as Vice President, Finance for Global Gas and Power at Royal Dutch Shell, Vice President Finance and Commercial, Americas Region and Chief Financial Officer, Shell Oil Company.  After retiring from Shell in 2005, Ms. Eagan was employed by Delta Hydrocarbons B.V. as Chief Financial Officer until 2009.

Ms. Eagan joined the board of directors of Marine Spill Response Corporation (MSRC) in January 2012, and is chair of its audit committee.  MSRC was formed to offer spill response services and mitigate damage to the environment.  She received her law degree from the South Texas College of law.  In addition, she holds a B.A. in Accounting from the University of New Orleans and an M.B.A. from the University of Houston.  Ms. Eagan was previously a Certified Public Accountant and a Certified Management Accountant.

“We welcome the addition of Mr. Brand and Ms. Eagan to our Board of Directors, “commented Mr. James B. Taylor, Chairman of the Board for BPZ Resources, Inc., “Their combined operational and financial experience will be a great asset to our Company as we continue to focus on execution of our key initiatives to grow shareholder value over time.”

About BPZ Energy

Houston-based BPZ Energy, which trades as BPZ Resources, Inc. on the New York Stock Exchange and the Bolsa de Valores in Lima, is an independent oil and gas exploration and production company which has exclusive license contracts for oil and gas exploration and production covering approximately 2.2 million acres in four properties in northwest Peru.  The Company is currently executing the development in Block Z-1 of the Corvina oil discovery, as well as the redevelopment of the Albacora oil field, and the exploration of Blocks XIX, XXII and XXIII, in parallel with the execution of an integrated gas-to-power strategy, which includes generation and sale of electric power in Peru and the development of a regional gas marketing strategy.  The Company also owns a non-operating net profits interest in a producing property in southwest Ecuador.  Please visit the Company’s website at http://www.bpzenergy.com for more information.

Forward Looking Statement

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements are based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry. You can identify these forward-looking statements when you see us using words such as “will,” “expected,” “estimated,” and “prospective,” and other similar expressions.  These forward-looking statements involve risks and uncertainties.

Our actual results could differ materially from those anticipated in these forward looking statements. Such uncertainties include the success of our project financing efforts, accuracy of well test results, results of seismic testing, well refurbishment efforts, successful production of indicated reserves, satisfaction of well test period requirements, successful installation of required permanent processing facilities, receipt of all required permits, and the successful management of our capital expenditures, and other normal business risks. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. We caution you not to place undue reliance on those statements.

The Company urges interested investors and third parties to consider closely the disclosure in our SEC filings, available from us at 580 Westlake Park Blvd., Suite 525, Houston, Texas 77079; Telephone: (281) 556-6200. These filings can also be obtained from the SEC via the internet at www.sec.gov.

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